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Exhibit 5.1

ATER WYNNE LLP
222 S.W. Columbia, Suite 1800
Portland, Oregon 97201
(503) 226-1191 (phone)
(503) 226-0079 (fax)

     May 30, 2001

Board of Directors
Pixelworks, Inc.
7700 S.W. Mohawk Street
Tualatin, Oregon 97062

Gentlemen:

    In connection with the registration of 2,000,000 shares of common stock, par value $.001 per share (the "Common Stock"), of Pixelworks, Inc., an Oregon corporation (the "Company"), under the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission on May 31, 2001, and the proposed offer and sale of the Common Stock pursuant to the terms of the Company's 2001 Nonqualified Stock Option Plan (the "Plan"), we have examined such corporate records, certificates of public officials and officers of the Company and other documents as we have considered necessary or proper for the purpose of this opinion.

    Based on the foregoing and having regard to legal issues which we deem relevant, it is our opinion that the shares of Common Stock to be offered pursuant to the Plan, when such shares have been delivered against payment therefor as contemplated by the Plan, will be validly issued, fully paid and non-assessable.

    We hereby consent to the filing of this opinion as an exhibit to the above-mentioned registration statement.

                        Very truly yours,

                        /s/ Ater Wynne LLP

                        Ater Wynne LLP

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ATER WYNNE LLP 222 S.W. Columbia, Suite 1800 Portland, Oregon 97201 (503) 226-1191 (phone) (503) 226-0079 (fax)